As filed with the Securities and Exchange Commission on February 15, 2013

Registration No. 333-76575

Registration No. 333-87659

Registration No. 333-71910

Registration No. 333-106621

Registration No. 333-143806

Registration No. 333-158410

Registration No. 333-174691

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-76575

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-87659

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-71910

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-106621

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-143806

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-158410

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-174691

BANCTRUST FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Alabama	63-0909434
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

107 St. Francis Street, Suite 3100

Mobile, Alabama 36602

(251) 431-7800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

SOUTH ALABAMA BANCORPORATION 1993 INCENTIVE COMPENSATION PLAN

BANCTRUST FINANCIAL GROUP, INC. EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

SOUTH ALABAMA BANCORPORATION, INC. 2001 INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED DIRECTORS DEFERRED COMPENSATION PLAN

BANCTRUST FINANCIAL GROUP, INC. 2011 INCENTIVE COMPENSATION PLAN

(Full titles of the plans)

F. Michael Johnson

Secretary and Chief Financial Officer

BancTrust Financial Group, Inc.

107 St. Francis Street, Suite 3100

Mobile, Alabama 36602

(251) 431-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brooks P. Milling, Esq.

Hand Arendall LLC

P.O. Box 123

Mobile, Alabama 36602

(251) 432-5511

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE:

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 to Registration Statements on Form S-8 relate to the following Registration Statements of BancTrust Financial Group, Inc., an Alabama corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”).

•

Registration Statement No. 333-76575, registering 300,000 shares of the Registrant’s common stock, $0.01 par value (“Common Stock”), and an indeterminable number of additional shares under the South Alabama Bancorporation 1993 Incentive Compensation Plan.

•

Registration Statement No. 333-87659, registering 150,000 shares of Common Stock and an indeterminable number of additional shares under the South Alabama Bancorporation 1993 Incentive Compensation Plan.

•

Registration Statement No. 333-71910, registering 250,000 shares of Common Stock and an indeterminable number of additional shares under the South Alabama Bancorporation 2001 Incentive Compensation Plan.

•

Registration Statement No. 333-106621, registering 300,000 shares of Common Stock and an indeterminable amount of interests under the BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan.

•

Registration Statement No. 333-143806, registering 250,000 shares of Common Stock and an indeterminable number of additional shares under the South Alabama Bancorporation, Inc. 2001 Incentive Compensation Plan.

•	Registration Statement No. 333-158410, registering 500,000 shares of Common Stock and an indeterminable number of additional shares under the Amended and Restated Directors Deferred Compensation Plan.

•

Registration Statement No. 333-174691, registering 500,000 shares of Common Stock and an indeterminable number of additional shares under the BancTrust Financial Group, Inc. 2011 Incentive Compensation Plan.

On February 15, 2013, pursuant to an Agreement and Plan of Merger, dated as of May 28, 2012 and amended as of October 5, 2012 (collectively, the “Merger Agreement”), by and among the Registrant and Trustmark Corporation (“Trustmark”), the Registrant will be merged with and into Trustmark with Trustmark continuing as the surviving corporation (the “Merger”). As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Mobile, State of Alabama, on February 15, 2013.

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ F. Michael Johnson
Name:	F. Michael Johnson
Title:	Executive Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Bibb Lamar, Jr.	President & Chief Executive Officer and Director	February 15, 2013
W. Bibb Lamar, Jr.	(Principal Executive Officer)

/s/ F. Michael Johnson	Executive Vice President, CFO and Secretary	February 15, 2013
F. Michael Johnson	(Principal Financial and Accounting Officer)

/s/ Tracy T. Conerly	Director	February 15, 2013
Tracy T. Conerly

/s/ Stephen G. Crawford	Director	February 15, 2013
Stephen G. Crawford

/s/ David C. De Laney	Director	February 15, 2013
David C. De Laney

/s/ Robert M. Dixon, Jr.	Director	February 15, 2013
Robert M. Dixon, Jr.

/s/ Broox G. Garrett, Jr.	Director	February 15, 2013
Broox G. Garrett, Jr.

Director
Carol F. Gordy

Director
Barry E. Gritter

Director
James M. Harrison, Jr.

/s/ Clifton C. Inge, Jr.	Director	February 15, 2013
Clifton C. Inge, Jr.

/s/ Kenneth S. Johnson	Director	February 15, 2013
Kenneth S. Johnson

/s/ John H. Lewis, Jr.	Director	February 15, 2013
John H. Lewis, Jr.

/s/ Harris V. Morrissette	Director	February 15, 2013
Harris V. Morrissette

/s/ Mary Ann Patterson	Director	February 15, 2013
Mary Ann Patterson

/s/ Paul D. Owens	Director	February 15, 2013
Paul D. Owens

Director
Peter C. Sherman

/s/ Dennis A. Wallace	Director	February 15, 2013
Dennis A. Wallace